Exhibit 12

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

VIA OVERNIGHT DELIVERY

December 3, 2019

Lazard World Dividend & Income Fund, Inc.
Lazard Global Total Return and Income Fund, Inc.

c/o Lazard Asset Management LLC
30 Rockefeller Plaza
New York, NY 10012

PRIVATE AND CONFIDENTIAL

Re:	Merger of Lazard World Dividend & Income Fund, Inc. with and into Lazard Global Total Return and Income Fund, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax consequences of the merger of Lazard World Dividend & Income Fund, Inc., a Maryland corporation (the “Acquired Fund”) with and into Lazard Global Total Return and Income Fund, Inc., a Maryland corporation (the “Acquiring Fund,” and the merger, the “Merger”). As set out in more detail in the Merger Agreement and the Officer’s Certificates (each as defined below), the Acquiring Fund will survive the Merger and the separate legal existence of the Acquired Fund will cease.

In connection with this opinion, we have examined the Acquiring Fund’s Registration Statement on Form N-14 (File No. 333-230594) (as amended, revised or supplemented through the date hereof and including the Prospectus and Combined Proxy Statement contained therein, the “Registration Statement”), the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 31, 2019 between the Acquiring Fund, the Acquired Fund and Lazard Asset Management LLC, the officer’s certificate of Acquired Fund, addressed to us, dated as of the date hereof (the “Acquired Fund Officer’s Certificate”), and the officer’s certificate of the Acquiring Fund, addressed to us, dated as of the date hereof (the “Acquiring Fund Officer’s Certificate” and, together with the Acquired Fund Officer’s Certificate, the “Officer’s Certificates”). In rendering this opinion, we are assuming that the facts and information contained in the Registration Statement are true, correct and complete (including that the representations made by the Acquiring Fund and the Acquired Fund and their affiliates are true and correct as of the Closing Date), that the representations made by the Acquired Fund and the Acquiring Fund in the Officer’s Certificates are true and correct as of the Closing Date, that any representations made in such Officer’s Certificates which are qualified by knowledge or qualifications of like import are true and correct as of the Closing Date without such qualifications, and we are relying on each of such representations. In addition, our opinion set forth below assumes (i) the genuineness of all signatures, (ii) the legal capacity of natural persons and the authenticity of all documents we have examined, (iii) the authenticity of any document and genuineness of any signature submitted to us as originals, (iv) the conformity to the original of all copies of documents submitted to us, (v) the authenticity of the originals of such copies, (vi) the accuracy of the representations of each party to the Merger Agreement, (vii) the accuracy of the oral or written statements and representations of officers and other representatives of the Acquired Fund and the Acquiring Fund and their affiliates, (viii) the due authority, execution and delivery by each of the parties to the Merger Agreement, (ix) that the Merger Agreement constitutes the legal, valid and binding obligation of each of the parties thereto, (x) that each of the representations set forth in the Officer’s Certificates is and will remain true, correct and complete and (xi) that each of the parties to the Merger Agreement will perform all of their obligations in the manner described therein. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, DC

Lazard World Dividend & Income Fund, Inc.
Lazard Global Total Return and Income Fund, Inc.

Opinion

Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that:

a)	the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Acquired Fund and the Acquiring Fund will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

b)	no gain or loss will be recognized by the Acquired Fund as a result of the Merger and the conversion of shares of LOR Common Stock to shares of LGI Common Stock;

c)	no gain or loss will be recognized by the Acquiring Fund as a result of the Merger and the conversion of shares of LOR Common Stock to shares of LGI Common Stock; and

d)	the tax basis of each Acquired Fund asset acquired by the Acquiring Fund will be the same as the tax basis of such asset to the Acquired Fund immediately prior to the Merger, and the holding period of each asset of the Acquired Fund in the hands of the Acquiring Fund will include the period during which that asset was held by the Acquired Fund (except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating a holding period for an asset of the Acquired Fund).

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including those described as above. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only our best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

This opinion is furnished to you only for use in connection with the Merger and the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the qualification of the LGI Common Stock under the securities laws of any state or jurisdiction, and to the references to our firm name in the Registration Statement in connection with the references to this opinion and the material United States federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP